EXHIBIT 5

ATER WYNNE LLP ATTORNEYS AT LAW	Suite 1800 225 S.W. Columbia Portland, OR 97201-6618 503-226-1191 Fax 503-226-0079

October 15, 2002

Pixelworks, Inc.
8100 Nyberg
Suite 300
Tualatin, OR 97062

Dear Gentlemen and Ladies:

        We are acting as counsel to Pixelworks, Inc. ("Pixelworks") in connection with the filing of the Registration Statement on Form S-3, dated October 15, 2002 (the "Registration Statement"), relating to the proposed issuance of up to 1,731,009 shares of Pixelworks Common Stock (the "Shares").

        In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates, including certificates of public officials and officers of the Company, and other instruments as we have deemed necessary or advisable for purposes of rendering this opinion, including those related to authorization, execution and delivery of the Reorganization Agreement dated as of April 30, 2002 among Pixelworks, Pixelworks Nova Scotia Company ("Pixelworks Nova Scotia"), Jaldi Semiconductor Corp. ("Jaldi") and certain shareholders of Jaldi (the "Reorganization Agreement"). As to issues of fact, we have relied, without independent investigation, upon the above documents, certificates and statements.

        We have assumed the genuineness of all signatures and the capacity of the persons so signing (other than signatures by or on behalf of the Company), the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We have in addition assumed the due and valid execution and delivery of the Reorganization Agreement and the exhibits thereto by all parties thereto other than the Company. Nothing contained herein shall be construed to cause us to be considered "experts" within the meaning of Section 11 of the Securities Act.

        Based upon and subject to the foregoing, and subject to the qualifications contained herein, we are of the opinion that upon (a) the Registration Statement becoming effective under the 1933 Act; (b) compliance with any applicable securities or blue sky laws; (c) the issuance of the Shares in accordance with resolutions adopted by the Board of Directors of Pixelworks, and (d) the receipt by the Corporation of the consideration described in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

P O R T L A N D S E A T T L E

ATER WYNNE LLP
October 15, 2002

        This opinion is being delivered solely in connection with the filing of the Registration Statement; it may not be relied upon or used for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent. We do however, consent to (i) the filing of this opinion as Exhibit 5 to the Registration Statement and (ii) in connection with the delivery of this opinion, the use of our name and the reference made to us under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 Act, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ ATER WYNNE LLP
Ater Wynne LLP